Exhibit 21.1

CERBERUS CYBER SENTINEL CORPORATION

List of Subsidiaries

●	GenResults, LLC
●	TalaTek, LLC
●	Technologyville, Inc.
●	Clear Skies Security, LLC
●	Alpine Security, LLC
●	Catapult Acquisition Corporation
●	Southford Equities, Inc.
●	RED74 LLC
●	Atlantic Technology Systems, Inc.
●	Atlantic Technology Enterprises, Inc.